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                                                                     Exhibit 1.1

                             UNDERWRITING AGREEMENT

                                                                    May 29, 1998

AirTouch Communications, Inc.
One California Street
San Francisco, California  94111

Ladies and Gentlemen:

        Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., J.P. Morgan Securities Inc. and Salomon Brothers Inc, as representatives (the "Representatives") of the underwriters named in Schedule I hereto (the "Underwriters"), understand that AirTouch Communications, Inc., a Delaware corporation ("AirTouch"), proposes to issue and sell to them $200 million aggregate principal amount of its 6.35% Notes Due 2005 (the "Notes").

        Subject to the terms and conditions, and in reliance upon the representations and warranties, set forth or incorporated by reference herein, AirTouch agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from AirTouch, at a purchase price of 99.319% of the principal amount of the Notes, plus accrued interest thereon, from June 1, 1998 to the Closing Date (as defined herein), the principal amount of Notes set forth opposite such Underwriter's name in Schedule I hereto. The Notes will be sold at a public offering price of 99.944% of the principal amount of the Notes, plus accrued interest thereon, from June 1, 1998 to the Closing Date.

        Delivery of and payment for the Notes shall be made at 10:00 A.M., New York City time, on June 3, 1998, or such later date (not later than June 10, 1998) as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and AirTouch or as provided in Section 10 of the Standard Provisions (as defined below) incorporated by reference herein (such date and time of delivery and payment for the Securities being herein called the "Closing Date"). Delivery of the Notes shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price therefor to or upon the order of AirTouch by wire transfer payable in same day funds or by such other manner of payment as may be agreed upon by AirTouch and the Representatives. Delivery and release of the Notes shall be to The Depository Trust Company and payment for such Notes shall be made at the office of AirTouch Communications, Inc., One California Street, San Francisco, California 94111.

        AirTouch agrees to have the Notes available for inspection and checking by the Representatives not later than 1:00 P.M. on the business day prior to the Closing Date.

        The Notes shall have the terms set forth in the Indenture dated as of July 16, 1996, as amended by the First Supplemental Indenture dated as of July 16, 1996 and the Fifth Supplemental Indenture to be dated as of June 3, 1998, each being between AirTouch and The

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First National Bank of Chicago, as Trustee, the Prospectus dated July 2, 1996, and the Prospectus Supplement dated May 29, 1998.

        The Notes will be redeemable in whole or from time to time in part, at the option of the Company at any time, at a Redemption Price equal to the greater of (a) 100% of their principal amount of the Notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus accrued interest on the principal amount being redeemed to the Redemption Date. Capitalized terms used in this paragraph shall have the meaning set forth in the Prospectus Supplement.

        Except as otherwise provided herein, the provisions contained in the document entitled "AirTouch Communications, Inc. Debt Securities Underwriting Agreement Standard Provisions" (the "Standard Provisions"), a copy of which is attached hereto, are incorporated herein except paragraph (e) of Section 6 which is replaced in its entirety by the paragraph (e) below and Section 12 which is replaced in its entirety by the Section 12 below.

        (e) The Representatives shall have received from each of Price Waterhouse LLP and Arthur Andersen LLP a letter, dated the Closing Date, each of which letter shall be in form as may be agreed upon among such Representatives, AirTouch and Price Waterhouse LLP or Arthur Andersen LLP, as the case may be, and shall cover such matters as may be reasonably requested by such Representatives.

        12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to them c/o Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036; or, if sent to AirTouch, will be mailed, delivered, or telefaxed to it at One California Street, San Francisco, California 94111, attention of the Legal Department.

        Please confirm your agreement by executing a copy of this Underwriting Agreement in the space set forth below and returning the signed copy to the undersigned.


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        This Underwriting Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                    Very truly yours,

                                    MORGAN STANLEY & CO. INCORPORATED
                                    LEHMAN BROTHERS INC.
                                    J.P. MORGAN SECURITIES INC.
                                    SALOMON BROTHERS INC

                                    By: Morgan Stanley & Co. Incorporated



                                    By:  /s/ HAROLD J. HENDERSHOTT
                                         --------------------------

                                    For themselves and the other several
                                    Underwriters named in Schedule I to the
                                    foregoing Agreement.






Accepted:

AIRTOUCH COMMUNICATIONS, INC.



By :/s/ MOHAN S. GYANI
    --------------------------------
      Executive Vice President and
      Chief Financial Officer


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                                   SCHEDULE I



                                                   Principal Amount
                                                       of Notes
              Underwriter                           to be Purchased
              -----------                           ---------------
              Morgan Stanley & Co. Incorporated      $ 50,000,000
              Lehman Brothers Inc. ............      $ 50,000,000
              J.P. Morgan Securities Inc. .....      $ 50,000,000
              Salomon Brothers Inc ............      $ 50,000,000
                                                     ------------
              Total ...........................      $200,000,000


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